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                                                                    EXHIBIT 1.02


                           PLACEMENT AGENCY AGREEMENT




                             ____________ __, 1996




Florida Panthers Holdings, Inc.
100 Northeast Third Avenue
Second Floor
Fort Lauderdale, Florida  33301

Ladies and Gentlemen:

     This placement agency agreement (the "AGREEMENT") outlines the terms upon which Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Raymond James & Associates, Inc. (collectively, the "PLACEMENT AGENTS") are engaged by Florida Panthers Holdings, Inc., a Florida corporation (the "COMPANY"), to act as its financial advisors and exclusive placement agents in connection with the offering by the Company (the "CONCURRENT OFFERING") of up to an aggregate of 4,600,000 Shares (the "CONCURRENT SHARES") of Class A Common Stock, par value $.01 per share (the "CLASS A COMMON STOCK"), of the Company. The Concurrent Offering of Concurrent Shares is registered on Registration Statement No. 333-12191 (as such Registration Statement may be amended from time to time, the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "ACT"), filed by the Company with the Securities and Exchange Commission (the "COMMISSION"). The Company will also enter into an underwriting agreement with the Placement Agents, as representatives of the several underwriters to be named in Schedule I thereto (collectively, the "UNDERWRITERS"), relating to the offering of Class A Common Stock by the Underwriters (the "INITIAL PUBLIC OFFERING" and, together with the Concurrent Offering, the "OFFERINGS"). The Initial Public Offering is also registered on the Registration Statement. To the extent designated herein, portions of the underwriting agreement relating to the Initial Public Offering, in the form filed as Exhibit 1.1 to the Registration Statement and attached hereto as Annex A (as such Underwriting Agreement may be amended from time to time with the Placement Agents' consent, the "UNDERWRITING AGREEMENT"), shall be deemed to be incorporated by reference herein and form a part hereof. Notwithstanding anything else herein to the contrary, it is expressly understood and agreed that the closing of the Concurrent Offering is conditioned on the occurrence of the Closing Date. All capitalized terms not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.





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     The Company is a newly-formed corporation, which was established for the purpose of effecting the Reorganization (as defined below). The operations of the business described in the Prospectus (as defined below) are currently conducted by the Company, through its ownership of Florida Panthers Hockey Club, Ltd. (the "PARTNERSHIP"), Arena Development Company, Ltd. ("ARENA DEVELOPMENT"), Arena Operating Company, Ltd. ("ARENA OPERATOR"), Decoma Investment, Inc. I ("DECOMA I") and Decoma Investment, Inc. II ("DECOMA II"). On __________, 1996, the following events (collectively, the "REORGANIZATION") occurred: (i) Mr. Huizenga contributed (A) a note (the "PARTNERSHIP NOTE"), representing the outstanding amount which the Partnership borrowed from Mr. Huizenga plus interest accrued on the Partnership Note ($_______ as of _________, 1996), and (B) all the outstanding capital stock of each of Decoma I and Decoma II, which entities together own approximately a 78% limited partnership interest in Decoma Miami Associates, Ltd., to the capital of the Partnership in exchange for a ___% limited partnership interest in the Partnership; (ii) Mr. Huizenga, as the sole limited partner and the sole general partner (through his ownership of Florida Panthers Hockey Club, Inc.) of the Partnership, contributed his limited partnership interest in the Partnership as well as the outstanding capital stock of Florida Panthers Hockey Club, Inc. to the Company; and (iii) Mr. Huizenga, as the sole general partner (through his ownership of Arena Development Company, Inc. and Arena Operating Company, Inc., respectively) of each of Arena Development and Arena Operator, contributed the outstanding capital stock of each of Arena Development Company, Inc. and Arena Operating Company, Inc. to the Company in exchange for 5,020,678 shares of the Company's Class A Common Stock and 255,000 shares of the Company's Class B Common Stock.

SERVICES

     1. The Company hereby appoints the Placement Agents as the Company's exclusive placement agents in connection with the Concurrent Offering and, subject to the terms and conditions contained or incorporated by reference herein, the Placement Agents hereby accept such appointment.

     2. The Placement Agents agree to provide advisory services to the Company as to the structure of the Concurrent Offering and to act as the Company's placement agents in all states of the United States and in the District of Columbia. Except as specifically set forth herein, the Placement Agents do not assume any additional duties or responsibilities with respect to the Concurrent Offering and no other duties shall be implied from this Agreement. The Company acknowledges that purchasers of the Concurrent Offering are not, and will not be treated as, "customers" of the Placement Agents for purposes of the rules of the National Association of Securities Dealers, Inc. (the "NASD") and that the Placement Agents shall have no responsibility for the performance or non-performance of any purchaser in the Concurrent Offering or for the performance or non-performance of the Company.

REPRESENTATIONS, WARRANTIES AND AGREEMENTS





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     3.  The Company hereby makes to the Placement Agents the agreements, representations and warranties set forth in Sections 5 and 6 of the Underwriting Agreement.

     4.  The Company agrees with the Placement Agents:

              (a) to provide the Placement Agents with such copies of the Registration Statement, Prospectus, any preliminary prospectus and such other documents and instruments as the Placement Agents may reasonably request;

              (b) to prohibit directors, officers, employees and agents of the Company from soliciting offers to purchase the Shares and to prevent the distribution of any document, instrument or other materials relating to the Concurrent Offering, in each case, without the prior approval of the Placement Agents, which approval will not be unreasonably withheld; and

              (c)  to comply with the agreement in the third paragraph of
     Section 2 of the Underwriting Agreement.

     5. The Company further agrees with the Placement Agents that the Company will pay all costs, expenses, fees and taxes incident to (i) the preparation, printing, filing and distribution under the Act of the Registration Statement (including financial statements and exhibits), of each preliminary prospectus and all amendments and supplements to any of them prior to or during the period specified in Section 5(e) of the Underwriting Agreement to the Placement Agents and the Purchasers (including potential purchasers), (ii) the printing and delivery of the Prospectus and all amendments or supplements to it during the period specified in Section 5(e) of the Underwriting Agreement to the Placement Agents and the Purchasers (including potential purchasers), (iii) the printing and delivery of this Agreement, the Preliminary and Supplemental Blue Sky Memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection with the offering of the Concurrent Shares (including in each case any disbursements of counsel for the Placement Agents relating to such printing and delivery), (iv) the registration or qualification of the Concurrent Shares for offer and sale under the securities or Blue Sky laws of the several states (including in each case the fees and disbursements of counsel for the Placement Agents relating to such registration or qualification and memoranda relating thereto), (v) filings and clearance with the National Association of Securities Dealers, Inc. in connection with the Concurrent Offering, (vi) the listing of the Concurrent Shares on the National Association of Securities Dealers Automated Quotation system ("NASDAQ") National Market System, (vii) furnishing such copies of the Registration Statement, the Prospectus and all amendments and supplements thereto as may be requested for use in connection with the offering or sale of the Concurrent Shares by the Company to the Purchasers, and (viii) all other costs and expenses incident to the performance of its obligations hereunder and the Subscription Agreements which are not otherwise specifically provided for in this Section.





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     6.  The obligations of the Placement Agents hereunder and the closing of the sale of the Concurrent Shares in the Concurrent Offering (the "CONCURRENT TIME OF DELIVERY") shall be subject to the satisfaction of the conditions set forth in Section 8 of the Underwriting Agreement. Furthermore, (i) the Concurrent Time of Delivery shall be conditioned upon the occurrence of the Closing Date and (ii) the obligations of the Placement Agents hereunder shall be conditioned upon resolution to the reasonable satisfaction of the Placement Agents of all legal and regulatory issues related to the Concurrent Offering. For purposes of this Section 6, all references to "Underwriters" and "Firm Shares" in the introductory paragraph of Section 8 of the Underwriting Agreement shall be deemed to refer to the Placement Agents and Concurrent Shares, respectively. Also for purposes of this Section 6, (a) the opinions of
(i) Akerman, Senterfitt & Eidson, P.A. and (ii) McDermott, Will & Emery, (b) the letter or letters of Arthur Andersen LLP and (c) the certificates of officers of the Company (provided for in Section 8(c) of the Underwriting Agreement), shall each also be addressed and furnished to the Placement Agents at the Concurrent Time of Delivery and all references in Section 8 of the Underwriting Agreement to "your reasonable satisfaction," "satisfactory to you," "judgment of the Representatives" or similar language shall be deemed to refer to a determination by the Placement Agents.

FEES

     7. As compensation for their services under this Agreement, the Placement Agents will receive at the Concurrent Time of Delivery a fee (the "PLACEMENT FEE") from the Company of 3.5% of the amount equal to Initial Public Offering Price less the underwriting discount and commissions to be paid to the Underwriters in the Underwritten Offering, multiplied by the number of Shares sold in the Concurrent Offering, by wire transfer in immediately available funds to a bank account or accounts designated by the Placement Agents.
Payment of such Placement Fee shall be a condition of the Concurrent Time of Delivery. In the event the Concurrent Offering is terminated by the Placement Agents because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company agrees to reimburse the Placement Agents for all out-of-pocket expenses (including the fees and disbursements of counsel) reasonably incurred by them.

INDEMNIFICATION AND EXCULPATION

     8. The Company (the "INDEMNIFYING PARTY") agrees to indemnify and hold harmless the Placement Agents, their affiliates and their parents and their affiliates, and the respective directors, officers, agents and employees of the Placement Agents, their affiliates and their parents and their affiliates, and each person, if any, who controls either of the Placement Agents within the meaning of the Act or the Exchange Act from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (or actions or proceedings in respect thereof) to which the Placement Agents or such entity or person may become subject related to or arising out of (i) the Placement Agents' engagement hereunder including, without limitation, the use or content of the Registration Statement, any preliminary prospectus or the Prospectus, or any amendment or supplement thereto, or (ii) the activities of the Company in connection with





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the Offerings, and will reimburse the Placement Agents and each such entity or person for all reasonable legal and other expenses as incurred in connection with investigating, preparing, pursuing or defending any such loss, claim, damage, judgment, assessment, cost, liability, action, investigation or proceeding whether or not in connection with pending or threatened litigation in which either the Placement Agents or any such entity or person is a party; provided, however, that the Company shall not be liable in the case of clause
(i) for losses, claims, damages, judgments, assessments, costs, liabilities or expenses that (x) a court of competent jurisdiction shall have found in a final judgment which is no longer subject to appeal or further review to have arisen solely from the gross negligence or willful misconduct of either of the Placement Agents or (y) are caused by any untrue statement or omission or alleged untrue statement or omission based upon information relating to the Placement Agents furnished in writing to the Company by the Placement Agents specifically for use in the Registration Statement, any preliminary prospectus or any Prospectus or any amendment or supplement thereto.

     In case any proceeding shall be instituted involving any person in respect to whom indemnity may be sought, such person (the "INDEMNIFIED PARTY") shall promptly notify the indemnifying party in writing; provided, however, that failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability the indemnifying party may have on account of this indemnity or otherwise, except to the extent the indemnifying party shall have been materially prejudiced by such failure. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may reasonably designate in such proceedings and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense, except that the indemnifying party shall pay as incurred the reasonable fees and expenses of counsel retained by the indemnified party in the event that (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel,
(ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of all such parties by the same counsel would constitute a real or perceived conflict of interest in the reasonable opinion of the indemnified party, due to actual or potential differing interests between them or (iii) the indemnifying party has failed to assume the defense and employ counsel. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party to the extent set forth in this Agreement. The indemnifying party will not, without the prior written consent of the indemnified party, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action or proceeding in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise, consent or termination includes an unconditional release of the indemnified party from any and all liability with respect to such action or proceeding.





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     In the event a claim for indemnification as described herein is unavailable or insufficient, then the Company shall contribute to the aggregate losses, claims, damages or liabilities to which the Placement Agents, their affiliates and their parents and their affiliates, and the respective directors, officers, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by the Company on the one hand and the party seeking contribution on the other and the relative fault of the Company on the one hand and the party seeking contribution on the other, as well as any relevant equitable contributions; provided, however, that in no event shall the Company contribute less than the amount necessary to ensure that the Placement Agents and such entities and persons, in the aggregate, are not liable for any losses, claims, damages, judgments, assessments, costs and other liabilities in excess of the amount of the Placement Fee actually received by the Placement Agents hereunder. The relative benefits received by the Company and on the one hand and the Placement Agents on the other shall be deemed to be in the same proportion as the total net proceeds from the Concurrent Offering (before deducting expenses) received by the Company bear to the Placement Fee paid to the Placement Agents by the Company.

     The provisions of this Agreement relating to reimbursement, indemnification and contribution shall survive termination, modification or completion of the engagement of the Placement Agents and shall be binding upon any successors or assigns of the Company.

     9. The Company also agrees that the Placement Agents, their affiliates and their parents and their affiliates and the respective directors, officers, agents, employees of the Placement Agents, their affiliates and their parents and their affiliates, shall have no liability to the Company or its shareholders for or in connection with any matter referred to in this Agreement, except in the case of clause (i) of Section 8, to the extent that any losses, claims, damages, judgments, assessments, costs, liabilities or expenses incurred by the Company are determined by a court of competent jurisdiction in a final judgment which is no longer subject to appeal or further review to have arisen solely from the gross negligence or willful misconduct of the Placement Agents.

OTHER

     10. The Company represents and warrants that no person or organization other than the Placement Agents are, as a result of any action by the Company, entitled to compensation for services as a finder, broker, placement agent or investment banker in connection with the Concurrent Offering.

     11. The Company agrees that to the extent any Concurrent Shares are not sold in the Concurrent Offering, the Placement Agents shall have the right, in its sole discretion, to cause such Concurrent Shares to be sold by the Underwriters in the Initial Public Offering.

     12. This Agreement shall be deemed to be effective as of the date hereof and the term of this engagement shall be from the date hereof until the earlier of (i) termination of the





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Concurrent Offering, and (ii) the completion of the Offerings.  Notwithstanding the foregoing, if at any time the Company violates any of its covenants and agreements contained herein or if any of the conditions set forth in Section 6 are not satisfied, the Placement Agents shall have the right to terminate their obligations hereunder upon prior notice to the Company. In the event of any termination of this Agreement or if for any reason the Concurrent Offering is terminated, the Company shall be responsible for (i) the reimbursement of all fees, disbursements, costs and expenses, as provided in Section 5, and (ii) its obligations arising under Section 8.

     13. The Company agrees that the Placement Agents shall have the right to advertise their participation in the Concurrent Offering in "tombstone" or other appropriate financial advertisements in newspapers, magazines, trade periodicals or other publications. The Placement Agents agree that such tombstone or other advertisements shall not be published without the prior approval of the Company, provided that such approval is not unreasonably withheld or delayed.

     14. The invalidity or unenforceability of any provision of this Agreement shall in no way offset the validity or enforceability of any other provision. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York. The terms and provisions of this Agreement are solely for the benefit of the Company and the Placement Agents and the other indemnified parties and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter.

     15. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Placement Agents shall be delivered or sent by mail, telex or facsimile transmission to: in the case of the Placement Agents to Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, 16th Floor, New York, New York 10172; and in the case of the Company to the address of the Company set forth in the Registration Statement, Attention: Secretary. Any such statements, requests, notices or agreement shall take effect upon receipt thereof.

     16. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.


                           *           *           *





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     Please confirm that the terms described here are in accordance with your understanding by signing and returning to use the enclosed duplicate of this letter.

                                Very truly yours,

                                DONALDSON, LUFKIN & JENRETTE
                                  SECURITIES CORPORATION


                                By:
                                    ----------------------------------------
                                Title:
                                       -------------------------------------


                                RAYMOND JAMES & ASSOCIATES, INC.


                                By:
                                    ----------------------------------------
                                Title:
                                       -------------------------------------


AGREED AND CONFIRMED:

FLORIDA PANTHERS HOLDINGS, INC.


By:
   -----------------------------------------
Title:
      --------------------------------------





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                                    ANNEX A


                    [Attach form of Underwriting Agreement]